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                    June 9, 2022

       Dermot Smurfit
       Chief Executive Officer
       GAN Limited
       400 Spectrum Center Drive, Suite 1900
       Irvine, CA 92618

                                                        Re: GAN Limited
                                                            Form 10-K for the
Year Ended December 31, 2021
                                                            Filed April 15,
2022
                                                            File No. 001-39274

       Dear Mr. Smurfit:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Technology